Exhibit 10.54
AMENDMENT NO. 2 TO 1999 INCENTIVE STOCK PLAN
     The 1999 Incentive Stock Plan (the “Plan”) is hereby amended effective as of May 19, 2006 (the “Effective Date”) with respect to all Options granted pursuant to the Plan, including grants outstanding before the Effective Date, as set forth below.
1.	The Plan is hereby amended by adding the following new paragraph:

16. EFFECT OF MERGER. Notwithstanding any other provision of the Plan, in the event that the Company is merged (the “Merger”) into another company (the “Merger Sub”) after a majority of the Company’s Common Stock has been purchased by the parent of the Merger Sub through a tender offer, then all outstanding stock options granted under this Plan, whether vested or unvested, will terminate as of the close of the Merger in exchange for a cash payment equal to the difference per option share of the per share value of the consideration to be received by common stockholders in the Merger and the per share exercise price for each option.